Exhibit 99.1

Media
Dan Greenfield
EarthLink
404-432-6526 (mobile)
greenfie@corp.earthlink.net

Investors
Michael Gallentine
EarthLink
404-748-7153
404-395-5155 (mobile)
gallentineml@corp.earthlink.net

EARTHLINK REPORTS SECOND QUARTER EARNINGS

ATLANTA, JULY 20, 2006– EarthLink, Inc. (NASDAQ: ELNK), the nation’s next generation Internet service provider (ISP), today announced financial results for its second quarter ending June 30, 2006.  Highlights for the quarter include:

•                  Net income of $16.6 million, or $0.12 per share

•                  Income from operations of $27.2 million

•                  Adjusted EBITDA (a non-GAAP measure) of $39.3 million

•                  Free cash flow (a non-GAAP measure) of $31.5 million

“EarthLink’s core business continues to fuel our growth initiatives in voice, wireless and data services,” said EarthLink president and chief executive officer Garry Betty.  “Internet voice, municipal Wi-Fi and Helio mobile devices are extending our reach and giving added incentive for new and existing customers to use EarthLink as their total communications provider.

“Entering the second half of the year, we expect to increase the number of markets where we offer EarthLink DSL and Home Phone Service, expand our national municipal Wi-Fi footprint, and extend HELIO’s and New Edge Networks’ distribution and marketing efforts.”

Operating and Financial Results

Subscribers

During the second quarter of 2006, EarthLink continued to grow its broadband and value dial-up services.  EarthLink maintained its position as the fastest-growing value narrowband ISP by adding 48,000 net PeoplePC Online subscribers.  It also strengthened its position as a leading broadband provider by adding 116,000 net broadband subscribers in the quarter, which includes customers acquired through the New Edge Networks acquisition and voice subscribers.  EarthLink continued to manage the decline of its premium narrowband subscriber base, which decreased by 163,000 net customers during the quarter.

EarthLink ended the second quarter with 1.4 million PeoplePC Online subscribers, 2.0 million premium narrowband subscribers, 1.8 million broadband subscribers and 119,000 web hosting accounts.

Overall, the average monthly churn rate decreased to 4.4 percent during the second quarter of 2006, compared to 4.5 percent in the second quarter of 2005 and 4.6 percent in the first quarter of 2006.

Revenues and Gross Margins

Broadband revenues were $144.4 million, an increase of 28.8 percent over the prior year quarter, primarily due to the addition of New Edge Networks broadband subscribers. The increase was partially offset by a decline in DSL pricing and a shift in mix to lower revenue cable and wholesale customers.  For the second quarter, advertising, other value-added services and web hosting revenues totaled $30.3 million, a 20.4 percent improvement compared to the prior year quarter, driven primarily by increases in search-related advertising revenues and ancillary services revenues, such as Internet Call Waiting and security-related services.  Narrowband revenues were $157.4 million, a decrease of 16.5 percent compared to the prior year quarter.  Narrowband revenues for the quarter reflect a decline in premium narrowband subscribers and a shift in the customer mix to lower revenue PeoplePC Online subscribers.  For the quarter, total revenues were $332.1 million, a 2.0 percent increase from the second quarter of 2005.

Gross margins (total revenues less cost of revenue) were $220.3 million for the second quarter of 2006, a decrease of 4.5 percent from the second quarter of 2005, driven primarily by the greater proportionate share of lower margin broadband revenues and the

decline of premium narrowband revenues.   Gross margins were 66.3 percent of total revenues during the second quarter of 2006, a decrease from 70.9 percent during the prior year quarter.  The decrease in gross margins as a percent of total revenues was due to the continued shift in the customer mix to lower margin broadband subscribers.

Profitability

For the second quarter of 2006, adjusted EBITDA (a non-GAAP measure) was $39.3 million, a 34.7 percent decrease compared to the second quarter of 2005.  This decline was a result of the $10.5 million decrease in gross margins noted above and an $11.6 million increase in operating expenses, partially offset by a $1.5 million decrease in sales and marketing expense compared to the prior year second quarter.  The increase in operating expenses resulted from the deployment of voice and municipal Wi-Fi services and the inclusion of New Edge Networks’ operating expenses beginning in April 2006.  Additionally, the second quarter of 2006 includes $3.7 million of stock-based compensation expense.  The second quarter of 2005 did not include any stock-based compensation expense because the Statement of Financial Accounting Standard No. 123(R) was adopted on January 1, 2006.

Net income for the quarter was $16.6 million, or $0.12 per share, compared to $43.8 million, or $0.31 per share, in the prior year quarter.  The decrease in net income was primarily attributable to the following:

•                  $20.8 million decrease in adjusted EBITDA,

•                  $13.3 million increase in net losses of equity affiliate related to the HELIO wireless joint venture, and

•                  $3.0 million decrease in gain on investments in other companies, net, due to fewer distributions received during the second quarter of 2006.

These items were partially offset by the following:

•                  $8.2 million decrease in income tax expense as a result of no income tax expense in the second quarter of 2006 (due to an effective tax rate of 0 percent based on management’s current expectations), and

•                  $1.4 million increase in interest income and other, net, related to interest earned on investments in marketable securities.

Balance Sheet and Cash Flow

During the second quarter of 2006, EarthLink generated $31.5 million in free cash flow (a non-GAAP measure), a 42.9 percent decrease from the second quarter of 2005.  This decline was primarily related to the following that took place during the second quarter of 2006 compared to the prior year quarter: a decrease in adjusted EBITDA, a $1.6 million increase in cash used for capital expenditures, and a $1.3 million increase in cash paid for previously acquired subscriber bases from other ISPs.

EarthLink resumed its share repurchase program during the second quarter of 2006 and purchased approximately 2.3 million shares of its common stock for $19.5 million.  As of June 30, 2006, EarthLink had approximately $159.8 million remaining for share repurchases.

EarthLink paid net cash of $108.6 million, including transaction costs, and issued 1.7 million shares of its common stock valued at $20.2 million to acquire New Edge Networks.  Also during the second quarter, EarthLink made a $10.0 million investment in Current Communications related to the deployment of broadband over powerline (BPL) in the Dallas/Fort Worth, Texas area.  This deployment is expected to begin in 2007.

EarthLink’s cash and marketable securities were $236.3 million as of June 30, 2006, representing a $116.5 million decrease from the first quarter of 2006.

Other Highlights

During the quarter, EarthLink continued to evolve into a total communications provider with a series of actions in the wireless, municipal Wi-Fi, voice, Small to Medium Enterprise (SME) and broadband arenas.

Of particular note, HELIO, EarthLink’s joint venture with SK Telecom, began its flagship services in the US market by introducing two exclusive mobile devices – the Hero and the Kickflip – which are exclusive handsets in the US market.  HELIO targets young, connected consumers with an extensive array of features including, MySpace Mobile, video services, 3D and multiplayer games, and video, picture and text messaging.

EarthLink also strengthened its position as a leader in the municipal Wi-Fi market.   On June 29th, EarthLink officially “un-wired” Anaheim and now provides approximately 10 square miles of Wi-Fi service to residents, businesses and city employees.  The company expects to complete its 49 square mile network during the fourth quarter of 2006.

In other cities, EarthLink was awarded a Wi-Fi contract by the city of New Orleans and is currently in negotiations with the city of San Francisco to provide wireless service as part of its winning bid with its partner Google.

EarthLink also announced its first national wholesale partners that will offer service to their customers on EarthLink’s municipal Wi-Fi network. In addition to reaching a non-binding agreement with AOL and discussing ways to offer its AOL.com content and Web assets on EarthLink’s municipal network, EarthLink is partnering with DirecTV and PeoplePC.  EarthLink plans to partner with other ISPs that want to provide Wi-Fi service in their respective markets.

On the voice front, EarthLink relaunched the MindSpringSM brand. The new MindSpring, available free-of-charge, is EarthLink’s softphone client that combines Internet voice and instant messaging on a consumer’s PC.

EarthLink also announced the expansion of its SME unit, EarthLink Business Solutions, to meet the growing demand for a suite of high-speed services that deliver broader coverage to small and medium sized businesses.

During the quarter, EarthLink completed its acquisition of New Edge Networks.  New Edge Networks, a wholly-owned subsidiary of EarthLink, is a national provider of private Virtual Private Networks (VPNs) and secure multi-site managed data networks and dedicated Internet access for businesses and communications carriers.  EarthLink believes that this acquisition will form the nucleus for EarthLink’s continued efforts into the fast growing Internet Protocol VPN (IP VPN) business network market.

Finally, after the second quarter ended, EarthLink reached a new agreement to provide EarthLink broadband online service on Time Warner Cable systems.  EarthLink believes that the two companies have set a standard for high-speed cable service that it hopes other companies will embrace.

Non-GAAP Measures

Adjusted EBITDA is defined as earnings before interest income and expense, income taxes, depreciation and amortization, net losses of equity affiliate, gain on investments in other companies, net, and facility exit and restructuring costs.

Free cash flow is defined as income from operations before facility exit and restructuring costs and depreciation and amortization, less cash used for purchases of property and equipment and purchases of subscriber bases.

Adjusted EBITDA and free cash flow are non-GAAP financial performance measures.  They should not be considered in isolation or as an alternative to measures determined in accordance with U.S. generally accepted accounting principles.  Please refer to the Consolidated Financial Highlights for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with U.S. generally accepted accounting principles and Footnote 3 of the Consolidated Financial Highlights for a discussion of the presentation, comparability and use of such financial performance measures.

Business Outlook

These statements are forward-looking, and actual results may differ materially.  See comments under “Cautionary Information Regarding Forward-Looking Statements” below.  EarthLink undertakes no obligation to update these statements.

For the third quarter of 2006, EarthLink expects no net change to a loss of 25,000 subscribers as compared to the second quarter of 2006.  Revenues for the quarter are expected to be $330 million to $335 million.  Adjusted EBITDA is expected to be $25 million to $30 million, and net income is expected to be a loss of $10 million to break-even, including an expected equity method loss of $20 million to $25 million attributable to EarthLink’s proportionate share of the losses of the HELIO wireless joint venture.

For the full year, EarthLink now expects revenues to be $1.30 billion to $1.33 billion, Adjusted EBITDA to be $120 million to $130 million, and net income to be break-even to $20 million.  EarthLink expects its proportionate share of the losses of the HELIO wireless joint venture to be $75 million to $85 million.

Conference Call for Analysts and Investors

Investors in the U.S. and Canada interested in participating in the conference call on July 20, 2006 at 8:30 a.m. Eastern Daylight Time (EDT) may dial 1-800-706-0730 and reference the EarthLink call. Other international investors may dial 1-706-634-5173 and also reference the EarthLink call. EarthLink recommends dialing into the call approximately 10 minutes prior to the scheduled start time.  Investors also will have the opportunity to listen to a live Webcast of the conference call via the Internet at the following site:

http://phx.corporate-ir.net/phoenix.zhtml?c=77594&p=irol-IRHome .

A taped replay will be available beginning at 11:30 a.m. EDT on July 20, 2006 through midnight on July 27, 2006 by dialing 1-800-642-1687. International callers should dial 1-706-645-9291. The replay confirmation code is 2786720.

The Webcast of this call will be archived on our site at:

http://phx.corporate-ir.net/phoenix.zhtml?c=77594&p=irol-audioArchives ..

About EarthLink

“EarthLink. We revolve around you™.” As the nation’s next generation Internet service provider, Atlanta-based EarthLink has earned an award-winning reputation for outstanding customer service and its suite of online products and services. Serving over five million subscribers, EarthLink offers what every user should expect from their Internet experience: high-quality connectivity, minimal online intrusions and customizable features. Whether it’s dial-up, high-speed, voice, web hosting, wireless or “EarthLink Extras” like home networking or security, EarthLink connects people to the power and possibilities of the Internet. Learn more about EarthLink by calling (800) EARTHLINK or visiting EarthLink’s Web site at www.EarthLink.net.

# # #

Cautionary Information Regarding Forward-Looking Statements

This press release includes “forward-looking” statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to differ materially from those described. Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. We disclaim any obligation to update any forward-looking statements contained herein, except as may be required pursuant to applicable law. With respect to forward-looking statements in this press release, the company seeks the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation, (1) that we may be unable to successfully enhance existing or develop and offer new products and services in a cost-effective or timely manner to meet customer demand in the rapidly evolving market for Internet, wireless and IP-based communications services, including new products and services offered in connection with our voice and municipal broadband network initiatives; (2) that we may not realize the benefits we are seeking from our investments in the HELIO joint venture or our other investment activities, as a result of lower than predicted revenues or subscriber levels of the companies in which we invest, larger funding requirements for those companies or otherwise; (3) that our service offerings may fail to be competitive with existing and new competitors; (4) that competitive product, price or marketing pressures could cause us to lose existing customers to competitors, or may cause us to reduce prices for our services which would adversely impact average revenue per user; (5) that we may experience significant fluctuations in our operating results and rate of growth and may not be profitable in the future; (6) that we may not be successful in making and integrating acquisitions and investments into our business, which could result in operating difficulties; (7) that the continued decline of our narrowband revenues would adversely affect us; (8) that we may not be able to successfully execute our broadband strategy which could materially and adversely affect our subscriber growth rates, future overall revenues and profitability; (9) that we may be unable to maintain or increase our customer levels if integrated local exchange carriers and cable companies do not provide last mile broadband access to us on a wholesale basis or on terms or at prices that allow us to grow and be profitable in the broadband market, especially as a result of the U.S. Supreme Court ruling and FCC order concerning wholesale broadband access; (10) that our commercial and alliance arrangements, including marketing arrangements with Sprint, may be terminated or may not be as beneficial to us as we anticipate;  (11) that the market for VoIP services may not develop as anticipated; (12) that we may not generate the returns anticipated on our investments to construct and deploy municipal wireless broadband networks; (13) that our third-party network providers may be unwilling or unable to provide Internet, wireline and wireless telecommunications access; (14) that our third-party providers for technical and customer support and billing services may be unable to provide these services on an economical basis or at all; (15) that service interruptions or impediments could harm our business; (16) that business failures and mergers in the telecommunications industry may inhibit our ability to manage our costs; (17) that government regulations could force us to change our business practices;  (18) that we may be unable to protect our proprietary technologies or successfully defend infringement claims and that we may be required to enter licensing arrangements on unfavorable terms; (19) that we may be accused of infringing upon the intellectual property rights of third parties, which is costly to defend and could limit our ability to use certain technologies in the future; (20) that we could face substantial liabilities if we are unable to successfully defend against legal actions; (21) that we may not be able to continually develop effective business systems, processes and personnel to support our business; (22) that we may be unable to hire and retain qualified personnel, including our key executive officers; (23) that our stock price has been volatile and may continue to be volatile; (24) that provisions in our certificate of incorporation, bylaws and shareholder rights plan could limit our share price and delay a change of management; and (25) that some other unforeseen difficulties may occur. This list is intended to identify some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. These factors are not intended to represent a complete list of all risks and uncertainties inherent in the company’s business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in EarthLink’s filings with the Securities and Exchange Commission.

Consolidated Financial Highlights

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2006	2005	2006
	(dollars in thousands, except per share data)
Statement of Operations Data
Revenues:
Narrowband access	$188,432	$157,395	$389,178	$321,955
Broadband access	112,102	144,422	221,074	259,951
Advertising and other value-added services	14,855	21,218	29,040	41,546
Web hosting	10,299	9,061	21,136	18,356
Total revenues	325,688	332,096	660,428	641,808

Operating costs and expenses:
Telecommunications service and equipment costs	92,839	110,301	188,861	200,373
Sales incentives	2,050	1,475	4,522	2,909
Total cost of revenues	94,889	111,776	193,383	203,282

Sales and marketing	93,566	92,089	198,500	196,775
Operations and customer support	59,434	66,553	120,908	127,221
General and administrative	26,630	31,441	55,437	62,651
Acquisition-related amortization	3,236	3,122	6,840	5,035
Facility exit and restructuring costs (1)	80	(117)	707	(117)
Total operating costs and expenses	277,835	304,864	575,775	594,847

Income from operations	47,853	27,232	84,653	46,961
Gain on investments in other companies, net	3,352	352	2,437	352
Net losses of equity affiliate	(2,085)	(15,351)	(2,342)	(22,942)
Interest income and other, net	2,936	4,334	5,811	8,550
Income before income taxes	52,056	16,567	90,559	32,921
Provision for income taxes (2)	8,208	—	13,364	—
Net income	$43,848	$16,567	$77,195	$32,921
Basic net income per share	$0.32	$0.12	$0.54	$0.25
Diluted net income per share	$0.31	$0.12	$0.53	$0.24
Basic weighted average common shares outstanding	138,303	132,779	142,423	132,147
Diluted weighted average common shares outstanding	140,867	134,897	145,134	134,718

Other Financial Data

Earnings Before Interest; Income Taxes; Depreciation and Amortization; Net Losses of Equity Affiliate; Gain on Investments in Other Companies, net; and Facility Exit and Restructuring Costs (Adjusted EBITDA, a non-GAAP measure) (3):

Reconciliation of net income to Adjusted EBITDA (3):
Net income	$43,848	$16,567	$77,195	$32,921
Provision for income taxes (2)	8,208	-	13,364	-
Depreciation and amortization	12,175	12,156	25,510	21,810
Gain on investments in other companies, net	(3,352)	(352)	(2,437)	(352)
Net losses of equity affiliate	2,085	15,351	2,342	22,942
Interest income and other, net	(2,936)	(4,334)	(5,811)	(8,550)
Facility exit and restructuring costs (1)	80	(117)	707	(117)
Adjusted EBITDA (3)	$60,108	$39,271	$110,870	$68,654
Depreciation and amortization:
Depreciation - cost of revenues	$4,663	$3,779	$9,838	$7,991
Depreciation - other	4,276	5,255	8,832	8,784
Acquisition-related amortization	3,236	3,122	6,840	5,035
Depreciation and amortization	$12,175	$12,156	$25,510	$21,810
Free Cash Flow (a non-GAAP measure) (3):
Reconciliation of income from operations to free cash flow (3):
Income from operations	$47,853	$27,232	$84,653	$46,961
Facility exit and restructuring costs (1)	80	(117)	707	(117)
Depreciation and amortization	12,175	12,156	25,510	21,810
Purchases of property and equipment	(4,691)	(6,337)	(16,522)	(13,857)
Purchases of subscriber bases	(125)	(1,385)	(4,450)	(1,795)
Free cash flow (3)	$55,292	$31,549	$89,898	$53,002

Other Data

	June 30,	December 31,	March 31,	June 30,
	2005	2005	2006	2006
Key Operating Data:
Narrowband subscribers	3,753,000	3,580,000	3,526,000	3,411,000
Broadband subscribers	1,495,000	1,608,000	1,693,000	1,810,000
Web hosting accounts	136,000	127,000	123,000	119,000
Total subscriber count at end of period	5,384,000	5,315,000	5,342,000	5,340,000

Number of employees at end of period (4)	1,965	1,732	1,744	2,211

	June 30,	December 31,	March 31,	June 30,
	2005	2005	2006	2006
	(in thousands)
Balance Sheet Data:
Cash and marketable securities	$433,318	$422,119	$352,761	$236,256
Stockholders’ equity	496,880	521,864	545,018	569,846

Reconciliation of Guidance Provided in Non-GAAP Measures (amounts are estimates) (3)

	Three Months	Year
	Ending	Ending
	September 30,	December 31,
	2006	2006
	(in millions)
Reconciliation of Net Income to Adjusted EBITDA (3):
Net income	$(10) - $0	$0 - $20
Depreciation	10	40
Acquisition-related amortization	4	12
Net losses of equity affiliate	20 - 25	75 - 85
Interest income and other, net	(4)	(17)
Adjusted EBITDA (3)	$25 - $30	$120 - $130

Footnotes

1.                  EarthLink periodically evaluates and adjusts its estimates for facility exit and restructuring costs based on currently-available information. Such adjustments are included as facility exit and restructuring costs in the respective period.

2.                  The provision for income taxes during the three and six months ended June 30, 2005 consisted of $1.3 million and $2.7 million state income and federal and state alternative minimum tax (“AMT”) amounts due, respectively, and the AMT was payable primarily due to the net operating loss carryforward limitations associated with the AMT calculation. The provision for income taxes during the three and six months ended June 30, 2005 also included a non-cash, deferred tax provision of $6.9 million and $10.7 million, respectively, associated with the utilization of net operating loss carryforwards which were acquired in connection with the acquisitions of OneMain.com, Inc., PeoplePC Inc. and Cidco Incorporated.

                           EarthLink has recorded income taxes at an effective annual tax rate of 0% during the three and six months ended June 30, 2006 based on management’s current expectations.

                           EarthLink continues to maintain a valuation allowance against its unrealized deferred tax assets, and EarthLink may recognize deferred tax assets in future periods when they are estimated to be realizable.  To the extent EarthLink reports income in future periods, EarthLink intends to use its net operating loss carryforwards to the extent available to offset taxable income and reduce cash outflows for income taxes.

3.                  Earnings before interest income and expense, income taxes, depreciation and amortization, net losses of equity affiliate, gain on investments in other companies, net, and facility exit and restructuring costs (Adjusted EBITDA) and free cash flow are non-GAAP measures and are not determined in accordance with U.S. generally accepted accounting principles. These financial performance measures are not indicative of cash provided or used by operating activities and may differ from comparable information provided by other companies, and they should not be considered in isolation, as an alternative to, or more meaningful than measures of financial performance determined in accordance with U.S. generally accepted accounting principles. These financial performance measures are commonly used in the industry and are presented because EarthLink believes they provide relevant and useful information to investors. EarthLink utilizes these financial performance measures to assess its ability to meet future capital expenditures and working capital requirements, to incur indebtedness if necessary, and to fund continued growth. EarthLink also uses these financial performance measures to evaluate the performance of its business, for budget planning purposes and as factors in its employee compensation programs.  Since the elements of these financial performance measures are determined using the accrual basis of accounting and exclude the effects of certain capital, financing, acquisition-related, and facility exit and restructuring costs, investors should use them to analyze and compare companies on the basis of current period operating performance.

4.                  Represents full-time equivalents.